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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Registration Statement of Cinemark USA, Inc. on Form S-4 of our report dated March 10, 1997, (which report includes an explanatory paragraph concerning the Company's change in 1996 in its method of accounting for the impairment of long lived assets and long lived assets to be disposed of to conform with Statement of Financial Accounting Standards No. 121) appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


Deloitte & Touche L.L.P.

January 30, 1998
Dallas, Texas